May 30, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Sub-Item 77k of each respective Form N-SAR for Hatteras Master Fund, L.P., Hatteras Core Alternatives
Fund, L.P., Hatteras Core Alternatives TEI Fund, L.P.,
Hatteras Core Alternatives Institutional Fund, L.P. and Hatteras
Core Alternatives TEI Institutional Fund, L.P. dated May 30, 2017, and have the following comments:

We agree with the statements made in the first and third paragraphs and in the first sentence of the second paragraph.
We have no basis on which to agree or disagree with the statements made in the second sentence of the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania